Exhibit 10.60

AMENDMENT NO. 1 TO IPO BONUS AND DIVIDEND BONUS LETTER AGREEMENT

This Amendment No. 1 to the IPO Bonus and Dividend Bonus Letter Agreement (this “Amendment”) is entered into as of December 2, 2011, by and between (i) Mark C. Arnold (“you”) and (ii) GSE Holding, Inc. (the “Company”).  You and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”  Unless otherwise specified herein, capitalized terms used in this Amendment have the meanings set forth in the IPO Bonus and Dividend Bonus Letter Agreement (as defined below).

WHEREAS, the Parties are each a party to that certain IPO Bonus and Dividend Bonus Letter Agreement, dated as of September 16, 2010 (as amended, the “IPO Bonus and Dividend Bonus Letter Agreement”).

WHEREAS, Section 6(a) of the IPO Bonus and Dividend Bonus Letter Agreement provides that amendments may be made to the IPO Bonus and Dividend Bonus Letter Agreement by execution of a writing signed by you and the Company.

WHEREAS, you and the Company wish to amend certain provisions of the IPO Bonus and Dividend Bonus Letter Agreement as set forth herein.

NOW, THEREFORE, you and the Company hereby agree as follows:

1.                                       Amendment to Section 1(a).  Section 1(a) of the IPO Bonus and Dividend Bonus Letter Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                            If an Initial Public Offering is consummated, then, subject to the terms and conditions of this Agreement, you shall be entitled to receive from the Company, or one of its Affiliates, a one-time payment (the “IPO Bonus”) in an aggregate amount equal to three percent (3.0%) of the Net Equity Proceeds from the Initial Public Offering as determined in good faith by the board of directors of the Company.  The IPO Bonus shall not vest unless you remain continuously employed by Company or any of its subsidiaries from the date hereof until the consummation of the Initial Public Offering.  The IPO Bonus will be paid to you (x) in shares of the Company’s Common Stock with a fair market value equal to 65% of the IPO Bonus, subject to the transfer restrictions set forth in Section 1 of the Amended and Restated Stockholders Agreement to be entered into by the Company, you and certain other stockholders upon consummation of the Initial Public Offering and (y) 35% in the form of cash.”

2.                                       Schedule A. A new Schedule A is hereby added to the IPO Bonus and Dividend Bonus Letter Agreement to read as follows:

For example, assuming (i) an Initial Public Offering price of $14.00 per share, (ii) 10,809,987 shares of the Company’s common stock, (iii) 1,474,111 options (on a net settlement basis) to purchase the Company’s common stock and (iv) bonuses to be issued pursuant to bonus letter agreements with you and certain other executives equal in value to 714,947 shares (assuming a value of $14.00 per share), the Net Equity Proceeds will be $181,986,630. Your 3.0% allocation of such Net Equity Proceeds would be payable as follows: (a) 253,481 shares of common stock (65%) and (b) $1,910,860 in cash (35%).

3.                                       Miscellaneous.  The provisions of the IPO Bonus and Dividend Bonus Letter Agreement set forth in Section 6 thereof shall apply mutatis mutandis to this Amendment. The IPO Bonus and Dividend Bonus Agreement, as amended hereby, is and remains in full force and effect.

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IN WITNESS WHEREOF, the Parties set forth below have executed this Amendment as of the date first above written.

GSE HOLDING, INC.

By:	/s/ William F. Lacey
Name:	William F. Lacey
Its:	Chief Financial Officer

By:	/s/ Mark C. Arnold
Name:	Mark C. Arnold

Signature Page to Amendment No. 1 to the IPO Bonus and Dividend Bonus Letter Agreement